As filed with the U.S. Securities and Exchange Commission on March 2, 2015

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________

PFIZER INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-5315170
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street
New York, New York 10017-5755
(Address of Principal Executive Offices)
______________________
Pfizer Inc.
2014 Stock Plan
(Full Title of the Plan)
______________________
Margaret M. Madden
Vice President and Corporate Secretary,
Chief Counsel – Corporate Governance
Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
(Name and Address of Agent for Service)

(212) 733-3451
(Telephone Number, including Area Code, of Agent for Service)
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.05 per share	589,018,513	$34.21	$20,150,323,329.73	$2,341,467.57

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.05 per share (the “Common Stock”), of Pfizer Inc. (the “Registrant”) that may become issuable under the Pfizer Inc. 2014 Stock Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act.  The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the NYSE on February 24, 2015.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.  Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001162 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Pfizer Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its Common Stock, par value $0.05 per share, issuable pursuant to the Pfizer Inc. 2014 Stock Plan (the “2014 Plan”).  As of April 24, 2014, the date the Company’s stockholders approved the 2014 Plan, no further grants may be made under the Pfizer Inc. 2004 Stock Plan, as amended and restated (the “2004 Plan”).  Any shares that were available for issuance under the 2004 Plan and that were not subject to outstanding awards under the 2004 Plan became available for issuance under the 2014 Plan.  Accordingly, a total of 589,018,513 shares became available for delivery under the 2014 Plan, including (i) 520,000,000 newly authorized shares and (ii) 69,018,513 shares previously registered on Form S-8 pursuant to Registration Statement No. 333-114852 that were available for issuance under the 2004 Plan.  In addition, in accordance with the 2014 Plan, shares that are subject to outstanding awards under the 2004 Plan that subsequently are forfeited, cancelled, exchanged, surrendered or terminated without a distribution of shares under the terms of the 2004 Plan again become available for issuance under the 2014 Plan.

With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I.

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the U.S. Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).  The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this registration statement.  We are incorporating by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, which we filed with the SEC on February 27, 2015;
•	our definitive proxy statement on Schedule 14A, which we filed with the SEC on March 13, 2014;
•	Pfizer’s Current Reports on Form 8-K filed on January 27, 2015, February 6, 2015 and February 10, 2015; and
•
the description of our Common Stock contained in the Registration Statement on Form 8-A, which we filed with the SEC on October 6, 1997 to register such securities under the Exchange Act, including all amendments and reports for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Margaret M. Madden, our Vice President and Corporate Secretary, Chief Counsel – Corporate Governance.  Ms. Madden beneficially owns shares of our Common Stock and options to purchase shares of our Common Stock.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually and reasonably incurred in connection with any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of an action, suit or proceeding made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such action, suit or proceeding or with respect to any such claim, issue or matter therein, shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article V, Section 1 of the By-Laws, we will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by the By-Laws. We also maintain insurance coverage relating to certain liabilities of directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Numbers	Description

4.1	Pfizer Inc. 2014 Stock Plan, incorporated by reference from the Company’s Definitive Proxy Statement on Form DEF14A, filed on March 13, 2014

4.2
Pfizer Inc. Restated Certificate of Incorporation dated April 12, 2004, incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended March 28, 2004 (File No. 001-03619)

4.3
Amendment dated May 1, 2006 to Pfizer Inc. Restated Certificate of Incorporation dated April 12, 2004, incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2006 (File No. 001-03619)

4.4	By-Laws of Pfizer Inc., as amended December 16, 2013, incorporated by reference from the Company’s Current Report on Form 8-K, filed on December 19, 2013 (File No. 001-03619)

5.1	Opinion of Margaret M. Madden, Esq.*

23.1	Consent of Margaret M. Madden, Esq. (included as part of Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP for Pfizer Inc.*

24.1	Powers of Attorney (included on the signature page hereto)*
_________________
 *  Filed herewith

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of March, 2015.

PFIZER INC.

By:	/s/ Margaret M. Madden
Name: Margaret M. Madden
Vice President and Corporate Secretary, Chief Counsel – Corporate Governance

Each person whose signature appears below hereby constitutes and appoints Douglas M. Lankler and Margaret M. Madden and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian C. Read	Chairman of the Board and Chief Executive Officer	February 26, 2015
Ian C. Read	(Principal Executive Officer)

/s/ Frank D’Amelio	Executive Vice President, Business Operations and Chief	February 26, 2015
Frank D’Amelio	Financial Officer (Principal Financial Officer)

/s/ Loretta V. Cangialosi	Senior Vice President – Controller	February 26, 2015
Loretta V. Cangialosi	(Principal Accounting Officer)

/s/ Dennis A. Ausiello	Director	February 26, 2015
Dennis A. Ausiello

/s/ W. Don Cornwell	Director	February 26, 2015
W. Don Cornwell

/s/ Frances D. Fergusson	Director	February 26, 2015
Frances D. Fergusson

/s/ Helen H. Hobbs	Director	February 26, 2015
Helen H. Hobbs

/s/ Constance J. Horner	Director	February 26, 2015
Constance J. Horner

/s/ James M. Kilts	Director	February 26, 2015
James M. Kilts

/s/ George A. Lorch	Director	February 26, 2015
George A. Lorch

/s/ Shantanu Narayen	Director	February 26, 2015
Shantanu Narayen

/s/ Suzanne Nora Johnson	Director	February 26, 2015
Suzanne Nora Johnson

/s/ Stephen W. Sanger	Director	February 26, 2015
Stephen W. Sanger

/s/ James C. Smith	Director	February 26, 2015
James C. Smith

/s/ Marc Tessier-Lavigne	Director	February 26, 2015
Marc Tessier-Lavigne

EXHIBIT INDEX

Exhibit Numbers	Description

4.1	Pfizer Inc. 2014 Stock Plan, incorporated by reference from the Company’s Definitive Proxy Statement on Form DEF14A, filed on March 13, 2014

4.2
Pfizer Inc. Restated Certificate of Incorporation dated April 12, 2004, incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended March 28, 2004 (File No. 001-03619)

4.3
Amendment dated May 1, 2006 to Pfizer Inc. Restated Certificate of Incorporation dated April 12, 2004, incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2006 (File No. 001-03619)

4.4	By-Laws of Pfizer Inc., as amended December 16, 2013, incorporated by reference from the Company’s Current Report on Form 8-K, filed on December 19, 2013 (File No. 001-03619)

5.1	Opinion of Margaret M. Madden, Esq.*

23.1	Consent of Margaret M. Madden, Esq. (included as part of Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP for Pfizer Inc.*

24.1	Powers of Attorney (included on the signature page hereto)*
_________________
 *  Filed herewith